Exhibit 14

ORIENT-EXPRESS HOTELS LTD.

Code of Business Conduct and Ethics

for Directors, Officers and Employees*

Orient-Express Hotels Ltd. expects honest and ethical conduct from all directors, officers and employees of Orient-Express Hotels Ltd. and its hotels, restaurants, tourist trains, cruise operations and other subsidiaries (collectively, the “Company”).  Their full compliance with this Code is mandatory.

The key principles of the Code are set forth below.  These principles may be elaborated upon in individual employee handbooks of the Company and its other policy statements. The principal executive officer, principal financial officer and principal accounting officer, or the persons performing similar functions (collectively, “Principal Officers”) are subject to certain additional responsibilities as set forth in further detail below.

As required by the rules of the U.S. Securities and Exchange Commission, any amendment to this Code, or waiver under it, that relates to a Principal Officer or to a member of the Board of Directors of Orient-Express Hotels Ltd. must be immediately publicly disclosed.

General

The Company’s reputation for ethical conduct is very important for the success of its business, and that reputation depends on the integrity of all directors, officers and employees. The Code acts as an important guide to govern your behavior, and sets forth the fundamental principles on how directors, officers and employees should conduct themselves.  The Company must also rely on your individual judgment and determination to take personal responsibility to act honestly and with integrity, in order to safeguard and strengthen our collective reputation.  In difficult situations, you should ask yourself:  Would I be proud to tell my colleagues, friends and family about my actions?  Would it be embarrassing to the Company if my actions were described in newspaper headlines?

Conflicts of Interest

Directors, officers and employees should avoid any personal activity, investment or association that interferes, might interfere, or might appear to interfere, with the independent exercise of good judgment in the Company’s best interests and may not exploit their position or relationship with the Company for personal gain.

There may be a conflict of interest if a director, officer or employee:

•                  engages in business transactions with the Company,

•                  causes the Company to engage in business transactions with relatives or friends,

•                  receives a loan, or guarantee of obligations, from a third party as a result of the Principal Officer’s position in the Company, or

•                  competes or prepares to compete with the Company while still employed by the Company.

Directors, officers and employees are under a continuing obligation to disclose any situation that presents the possibility of a conflict of interest between them and the Company.  Principal Officers and members of the Board of Directors of Orient-Express Hotels Ltd. must disclose any such situation to the Board of Directors or its Audit Committee.  All other directors, officers and employees must disclose any such situation to their immediate supervisors.

In addition, any proposed transaction between the Company and any director, officer or employee (or his or her family relative, or any company or other entity in which a director, officer, employee or family relative has an interest) involving a monetary amount in excess of $5,000 must be brought to the attention of the Chief Executive Officer and the Chairman of the Audit Committee for review before the Company will commit to the transaction.

Corporate Opportunities

Directors, officers and employees must advance the Company’s legitimate interests when the opportunity to do so arises.  Directors, officers and employees may not:

* As adopted by the Board of Directors on October 4, 2004 and amended on December 3, 2007, June 6, 2008 and June 13, 2011.

•                  take for themselves personally opportunities that are discovered through the use of corporate property, information or position,

•                  use corporate property, information or position for personal gain, or

•                  compete with the Company or prepare to compete with the Company while still employed with the Company.

Confidential Information

Directors, officers and employees should maintain the confidentiality of information entrusted to them, and are prohibited from the unauthorized use or disclosure of this information.  Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.  Examples of confidential information include:

•                  business plans and budgets, development information, new product or service plans, or management objectives and strategies,

•                  business records, databases, salary and benefits data, or employee medical information,

•                  information concerning customers, employees, suppliers, or joint venture partners,

•                  intellectual property such as trade secrets, patents, trademarks, or copyrights, and

•                  any unpublished financial or pricing information.

The obligation of directors, officers and employees to protect the Company’s confidential information continues even after departure from the Company, and includes the obligation to return all confidential information upon leaving the Company.

Fair Dealing

All dealings with customers, suppliers, competitors and employees must be conducted in accordance with the applicable laws and on terms that are fair and in the best interests of the Company.  The Company will not tolerate taking unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

Protection and Proper Use of Company’s Assets

The Company’s assets should be used only for legitimate business purposes.  Directors, officers and employees should protect the Company’s assets against loss, theft or other misuse to help maintain their value to the Company.

Accurate Periodic Reports

Full, fair, accurate, timely and understandable disclosures in the Company’s reports and other documents filed with the U.S. Securities and Exchange Commission and in other public communications by the Company, are legally required and are important for the success of the Company’s business.  The Principal Officers must exercise high standards of care in preparing these reports and communications in accordance with the following guidelines:

•                  All Company accounting records, as well as reports produced from those records, must be in accordance with the laws of each applicable jurisdiction.

•                  All records must fairly and accurately reflect the transactions or occurrences to which they relate.

•                  All records must fairly and accurately reflect, in reasonable detail, the Company’s assets, liabilities, revenues and expenses.

•                  The Company’s accounting records must not contain any false or intentionally misleading entries.

•                  No transactions should be intentionally misclassified as to accounts or accounting periods.

•                  All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

•                  No information should be concealed from the Company’s independent auditors.

•                  Compliance with the Company’s system of internal accounting controls is required.

Compliance with Laws

Directors, officers and employees must obey all applicable laws, rules and regulations and not participate in any illegal or criminal activity.

Securities laws

Directors, officers and employees (and their family relatives, and any company or other entity in which they or their family relatives have an interest) must not trade in:

•                  securities of Orient-Express Hotels Ltd. while in possession of material non-public information about the Company, or during “blackout” periods (generally between a fiscal quarter end and the public announcement of quarterly financial results, and possibly during other times such as when the Company is issuing new securities), or

•                  securities of another company with which the Company does or proposes to do business and about which a director, officer or employee learns any material non-public information in the course of performing his or her duties for the Company, until the information becomes public or is no longer material.

“Material” information means information that a reasonable investor is likely to consider important in making investment decisions.  Any proposed transaction in securities of Orient-Express Hotels Ltd. must be notified beforehand by sending an email or fax to the Chief Financial Officer or the General Counsel.

Anti-bribery laws

Paying, offering, receiving or soliciting bribes or other improper payments is prohibited.

In particular, the United States Foreign Corrupt Practices Act (which applies to the Company because the securities of Orient-Express Hotels Ltd. are listed in the U.S.) prohibits the Company and its representatives (including directors, officers and employees, and agents and other middlemen acting on the Company’s behalf) from directly or indirectly paying, promising, authorizing or offering anything of value to foreign officials, political parties or political office candidates for the purpose of obtaining or retaining business or directing business to any person.

The United Kingdom Bribery Act also prohibits paying or offering bribes to foreign public officials, but is broader than the U.S. law because the U.K. law prohibits paying or offering bribes to any person, or receiving or soliciting bribes from any person, with an intent to perform improperly (or as an inducement to perform improperly) any function or activity involving the Company in the public sector, in business or commerce or in the course of employment.  Improper performance means an action in breach of an expectation of good faith or impartiality or when in a position of trust.  Failure to have adequate procedures in place to prevent bribery is also an offence under the U.K. law.

Any proposed payment or receipt that might be prohibited by these statutes should be notified beforehand by sending an email or fax to the Company’s General Counsel.

Competition and anti-trust laws

The Company is subject to competition laws and regulations around the world.  Among other matters, these laws and regulations prohibit agreements or concerted practices between businesses that restrict competition and affect trade. They include:

•                  price fixing,

•                  market sharing,

•                  customer allocation, and

•                  information exchange.

The consequences of a violation can be very serious resulting in heavy fines and criminal liability.  If a director, officer or employee has any question about an activity that might be covered by these laws and regulations, please notify the Company’s General Counsel.

Other laws

Directors, officers and employees should be aware of and must comply with all laws, rules and regulations that apply within the scope of their work responsibilities, such as:

•                  laws relating to equal employment opportunity and workplace harassment,

•                  laws relating to health and safety and environmental protection,

•                  laws relating to data privacy,

•                  laws requiring the Company to keep accurate accounting and records of business transactions, and

•                  customs, anti-boycott, embargo and trade control laws.

If questions arise about the application of laws, rules and regulations, please contact the Company’s General Counsel.

Compliance and Accountability

Directors, officers and employees are expected to comply with both the letter and spirit of all applicable laws, rules, regulations and this Code.

If any director, officer or employee fails to comply with this Code and/or any applicable laws, he or she will be subject to disciplinary measures, up to and including dismissal from the Company.

Waiver

Any waiver of this Code may be made only by the Board of Directors of Orient-Express Hotels Ltd. or its Audit Committee.  Any waiver of this Code for an officer of Orient-Express Hotels Ltd. or a member of its Board of Directors must be promptly publicly disclosed if required by law or stock exchange regulation.

Reporting Violations

If an employee or officer, or a director of a subsidiary, has any concern about the Code’s application in a particular situation, he or she should contact his or her supervisor or local General Manager.

The Company encourages employees and others to raise concerns about wrongdoing or impropriety within the Company by disclosing information they believe in good faith is relevant.  These concerns may include:

•                  possible violation of this Code of Business Conduct and Ethics,

•                  questionable accounting or financial practices or accounting fraud,

•                  possible violations of law or criminal activity,

•                  improper conduct or unethical behavior, or

•                  attempts to conceal any of these.

An employee may submit his or her information anonymously, although employees are encouraged to put their names on any disclosures made so that the Company is able to contact them and conduct a thorough investigation into the concerns reported.

Personal grievances or concerns relating to an employee’s own employment, and malicious or knowingly untrue allegations, are not covered by this reporting policy.

Procedure

Any employee who has reasonable suspicions of wrongdoing or impropriety should initially contact his or her supervisor or the local General Manager with his or her concern.  If the supervisor or local manager is unable to help or the employee is uncomfortable discussing the concern with them, the employee may contact any of the following persons by telephone, email, fax or letter:

•                  Chief Financial Officer,

•                  Chief Operating Officer,

•                  General Counsel, or

•                  Group Internal Auditor.

If the concern relates to an accounting or financial irregularity, it should be communicated directly to the Audit Committee of the Board of Directors in writing, addressed to Audit Committee, Orient-Express Hotels Ltd., P.O. Box HM1179, Hamilton HMEX, Bermuda, Attention: Chairman.  The Audit Committee is responsible for establishing and maintaining procedures for the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters, including the confidential, anonymous submission by employees regarding questionable accounting or auditing matters, and reports of corporate attorneys regarding evidence of any material violation of United States securities laws or breaches of fiduciary duty under United States law.

Response

All concerns disclosed will be acknowledged in a sensitive and timely manner and appropriately investigated.  The outcome of the investigation will be reported to the employee unless the disclosure was made anonymously.  The Company’s Chief Executive Officer will be informed of all reported concerns and the actions being taken.

Protection

The Company will not permit any retaliation against any employee who makes a good faith disclosure of any observed or suspected wrongdoing or impropriety.

Employees covered by union agreements are entitled to be advised and represented by their union when making disclosures and during the investigation, if so provided in their union agreements.

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